Exhibit 5.2

300 East Lombard Street, 18th Floor Baltimore, MD 21202-3268 TEL 410.528.5600 FAX 410.528.5650 www.ballardspahr.com

September 16, 2019

Spirit Realty, L.P.

Spirit Realty Capital, Inc.

2727 North Harwood Street

Suite 300

Dallas, Texas 75201

Re:

Spirit Realty Capital, Inc., a Maryland corporation (the “Company”) – Issuance and sale of $300,000,000 aggregate principal amount of 3.200% Senior Notes due 2027 (the “2027 Notes”) and $500,000,000 aggregate principal amount of 3.400% Senior Notes due 2030 (the “2030 Notes” and together with the 2027 Notes, collectively, the “Notes”) by Spirit Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), pursuant to a Registration Statement on Form S-3 (Registration Nos. 333-220618 and 333-220618-01) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Notes and the Guarantees (as defined herein) under the Securities Act of 1933, as amended (the “Act”), under the Registration Statement, which was filed with the Securities and Exchange Commission (the “Commission”) on or about September 25, 2017. You have requested our opinion with respect to the matters set forth below.

We understand that the 2027 Notes will be issued under, and subject to the terms of, the 2027 Notes Indenture (as defined herein), and, pursuant to Article V of the Third Supplemental Indenture (as defined herein), the Company will provide a full and unconditional guarantee with respect to the 2027 Notes (the “2027 Notes Guarantee”). We further understand that the 2030 Notes will be issued under, and subject to the terms of, the 2030 Notes Indenture (as defined herein), and, pursuant to Article V of the Fourth Supplemental Indenture (as defined herein), the Company will provide a full and unconditional guarantee with respect to the 2030 Notes (the “2030 Notes Guarantee” and together with the 2027 Notes Guarantee, collectively, the “Guarantees”).

BALLARD SPAHR LLP

Spirit Realty, L.P.

Spirit Realty Capital, Inc.

September 16, 2019

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.

the corporate charter of the Company (the “Charter”) represented by Articles of Restatement filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on August 21, 2013, Articles of Amendment filed with the SDAT on May 13, 2014, Articles Supplementary filed with the SDAT on March 3, 2017, Articles Supplementary filed with the SDAT on October 2, 2017, Articles of Amendment filed with the SDAT on December 12, 2018 and Articles of Amendment filed with the SDAT on April 29, 2019;

2.	the Fifth Amended and Restated Bylaws of the Company, dated as of August 10, 2017 (the “Bylaws”);

3.

resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, on or as of September 6, 2019 and September 9, 2019, which, among other things, authorized the issuance of the Notes (collectively, the “Directors’ Resolutions”);

4.

the Second Amended and Restated Limited Liability Company Agreement of Spirit General OP Holdings, LLC, a Delaware limited liability company of which the Company is the sole member, which is the sole general partner of the Operating Partnership, dated as of March 25, 2015 (the “LLC Agreement”);

5.	the Second Amended and Restated Agreement of Limited Partnership of Spirit Realty, L.P., dated as of October 3, 2017 (the “Partnership Agreement”);

6.

the Indenture, dated as of August 18, 2016 (the “Base Indenture”), by and between the Operating Partnership and U.S. Bank, National Association (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of September 16, 2019 (the “Third Supplemental Indenture”, and together with the Base Indenture, the “2027 Notes Indenture”), by and among the Operating Partnership, the Company and the Trustee, and as further supplemented by the Fourth Supplemental Indenture, dated as of September 16, 2019 (the “Fourth Supplemental Indenture”, and together with the Base Indenture, the “2030 Notes Indenture”), by and among the Operating Partnership, the Company and the Trustee;

7.

a certificate of one or more officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Directors’ Resolutions, the LLC Agreement and the Partnership Agreement are true, correct and

BALLARD SPAHR LLP

Spirit Realty, L.P.

Spirit Realty Capital, Inc.

September 16, 2019

complete and have not been rescinded or modified, and that the Charter, the Bylaws, the Directors’ Resolutions, the LLC Agreement and the Partnership Agreement are in full force and effect, as of the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Directors’ Resolutions, and the form, approval, execution and delivery of the 2027 Notes Indenture (which includes the 2027 Notes Guarantee) and the 2030 Notes Indenture (which includes the 2030 Notes Guarantee);

8.	the Registration Statement and the related base prospectus and prospectus supplement included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

9.	a status certificate of the SDAT, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

10.	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)

there are no material modifications of, or amendments to, the pertinent sections of the 2027 Notes Indenture (which includes the 2027 Notes Guarantee) and the 2030 Notes Indenture (which includes the 2030 Notes Guarantee);

(d)

all documents submitted to us as originals are authentic; all documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all documents submitted to us for examination are genuine; and all public records reviewed are accurate and complete;

(e)	the Officers’ Certificate and all other certificates submitted to us are true and correct both when made and as of the date hereof; and

BALLARD SPAHR LLP

Spirit Realty, L.P.

Spirit Realty Capital, Inc.

September 16, 2019

(f)

each of the parties thereto (other than the Company) have duly and validly authorized, executed and delivered each instrument, document and agreement, including but not limited to the 2027 Notes Indenture and the 2030 Notes Indenture, executed in connection with the transactions contemplated by the 2027 Notes Indenture and the 2030 Notes Indenture to which such party is a signatory, and such party’s obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(i)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(ii)

The execution and delivery by the Company, acting in its own capacity, of the Third Supplemental Indenture (which includes the 2027 Notes Guarantee) and the Fourth Supplemental Indenture (which includes the 2030 Notes Guarantee) have been duly authorized by all necessary corporate action on the part of the Company, and the Third Supplemental Indenture (which includes the 2027 Notes Guarantee) and the Fourth Supplemental Indenture (which includes the 2030 Notes Guarantee) have been duly executed and delivered by the Company.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers, or with respect to the actions required for the Operating Partnership to authorize, execute, deliver or perform its obligations under any document, instrument or agreement. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

BALLARD SPAHR LLP

Spirit Realty, L.P.

Spirit Realty Capital, Inc.

September 16, 2019

We consent to your filing this opinion as an exhibit to the Company’s and the Operating Partnership’s Current Report on Form 8-K which is incorporated by reference in the Registration Statement, and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Notes and the Guarantees. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ BALLARD SPAHR LLP